UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 26, 2016

CHESAPEAKE ENERGY CORPORATION
(Exact name of Registrant as specified in its Charter)
Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
6100 North Western Avenue, Oklahoma City, Oklahoma		73118
(Address of principal executive offices)		(Zip Code)
(405) 848-8000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On September 26, 2016, Vincent J. Intrieri and John J. (“Jack”) Lipinski informed the Board of Directors of the Company that they have resigned from the Board of Directors effective as of September 26, 2016. Mr. Intrieri has been an independent member of the Company’s Board of Directors since June 2012 and served as a member of its Audit, Finance and Nominating, Governance & Social Responsibility Committees. Mr. Lipinski has been an independent member of the Company’s Board of Directors since June 2014 and served as a member of its Audit and Compensation Committees. The decisions of Messrs. Intrieri and Lipinski to resign were not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

Item 8.01 Other Information.

Barnett and Related Transactions

As previously reported, on August 10, 2016, subsidiaries of the Company entered into a Purchase and Sale Agreement (the “Original Agreement”) with Saddle Barnett Resources, LLC, a portfolio company of First Reserve Corporation (“Saddle Resources”), pursuant to which the Company agreed to convey substantially all of its interests in the Barnett Shale operating area located in North Texas (the “Operating Area”) to Saddle Resources in exchange for nominal cash consideration and Saddle Resources’ making payments to certain of the Company’s counterparties to restructure existing gathering and transportation agreements covering the Operating Area (the “Transaction”).

On September 7, 2016, an affiliate of Total S.A. (“Total”), gave notice of its intention to assume the position of Saddle Resources as the Company’s counterparty in the Transaction pursuant to a previously existing development agreement between affiliates of the Company and Total. On September 14, 2016, the Original Agreement was terminated and the new Purchase and Sale Agreement (the “New Agreement”) among affiliates of the Company and Total was executed. The terms of the New Agreement are substantially identical to the terms of the Original Agreement.

The Transaction is subject to a number of closing conditions, including (i) termination of the existing gathering and transportation agreements on terms acceptable to Total in its sole discretion or Total’s entering into amended or new gathering and transportation agreements covering the Operating Area on terms satisfactory to Total in its sole discretion, (ii) the satisfaction of certain third-party consents and preferential rights to purchase and (iii) other customary closing conditions. The New Agreement does not require Total to use any efforts to satisfy the closing condition relating to the gathering and transportation agreements. The Transaction is expected to close in the fourth quarter of 2016.

Results of Tender Offers

As previously announced, the Company commenced concurrent tender offers on August 15, 2016 for its (i) 6.25% Euro-denominated Senior Notes due 2017, 6.5% Senior Notes due 2017, 7.25% Senior Notes due 2018, Floating Rate Senior Notes due 2019, 6.625% Senior Notes due 2020, 6.875% Senior Notes due 2020, 6.125% Senior Notes due 2021, 5.375% Senior Notes due 2021, 4.875% Senior Notes due 2022 and 5.75% Senior Notes due 2023 (the “Non-Convertible Notes Tender Offer”) and (ii) 2.5% Contingent Convertible Senior Notes due 2037 and 2.25% Contingent Convertible Senior Notes due 2038 (the “Convertible Notes Tender Offer” and, together with the Non-Convertible Notes Tender Offer, the “Tender Offers”). The Non-Convertible Notes Tender Offer expired on September 26, 2016 and the Convertible Notes Tender Offer expired on September 12, 2016.

The Company accepted for purchase: (1) approximately $897.7 million aggregate principal amount of notes in the Non-Convertible Tender Offer for an aggregate consideration of approximately $800.0 million, excluding accrued and unpaid interest; and (2) approximately $708.0 million aggregate principal amount of notes in the Convertible Notes Tender Offer for an aggregate consideration of approximately $699.3 million, excluding accrued and unpaid interest.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ JAMES R. WEBB
James R. Webb
Executive Vice President - General Counsel and Corporate Secretary
Date: September 27, 2016